Exhibit 99.1

Press Release

For Immediate Release

BKF Capital Group Inc.

February 28, 2012

BKF Capital Group Recommends to Shareholders of Qualstar that They

Withhold Their Votes for Qualstar’s Board of Directors

Boca Raton, Florida, February 28, 2012 – BKF Capital Group, Inc. (OTCQB – “BKFG”), the owner of 15% of the outstanding shares of Qualstar Corporation (“Qualstar”), has today filed with the United States Securities and Exchange Commission an amendment to its Schedule 13D, which appends an open letter to the shareholders of Qualstar. The letter informs shareholders of BKF Capital’s intention to withhold its votes for Qualstar’s slate of directors at Qualstar’s Annual Meeting scheduled for March 21, 2012, tells shareholders the reasons for its withhold vote and urges other shareholders of Qualstar to do the same. A copy of the letter is set forth below:

BKF CAPITAL GROUP, INC.

225 N.E. Mizner Boulevard, Suite 400

Boca Raton, Florida 33432

Tel. No. (561) 362-4199

February 28, 2012

Dear Fellow Qualstar Corporation Shareholders:

With its ownership of over 15% of the outstanding stock of Qualstar Corporation (“Qualstar” or the “Company”), BKF Capital Group, Inc. is the Company’s second largest shareholder. We intend to withhold our votes for the Company’s directors at the upcoming Annual Meeting of the Company’s shareholders on March 21, 2012, and we strongly urge you to do the same.

The Company’s shareholders are being asked at the Annual Meeting to elect the full board, consisting of William J. Gervais, Stanley W. Corker, Lawrence D. Firestone, Carl W. Gromada, Robert A. Meyer and Robert E. Rich. With the exception of Mr. Firestone, who was appointed to the Board last May, each of the directors has been on the Board for at least the last six years. During that period of time, and since 2003, the Company has not once been profitable.

Other than Mr. Gervais, none of the directors have a meaningful stake in Qualstar. According to the Company’s proxy statement for the Annual Meeting, excluding Mr. Gervais, the directors collectively own only 1.3% of the Company’s outstanding stock (not taking account of stock options). Meanwhile, Mr. Gromada sold 40,700 shares last year at prices ranging from $1.75 to $1.80 per share. This price range represented a discount to Qualstar’s cash and marketable securities per share at the time of sale. To us, this is indicative of a Board that, with the exception of Mr. Gervais, is financially disengaged from the Company and lacks confidence in its prospects.

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BKF believes that shareholders must send a firm message to the directors that, in their view, the Board is not discharging its fiduciary responsibilities and is not working towards maximizing shareholder value.

•	Qualstar’s share price is depressed by many fundamental and relative performance measures.
•	There does not seem to be a sense of urgency by the Board to setting Qualstar on a course to profitability.
•	Over the past decade, the Board has made no attempt to redeploy Qualstar’s assets in order to maximize value.
•	There does not appear to be any strategic direction on the part of the Board to respond to the changing financial and business realities affecting Qualstar’s business.

The Company’s legacy Tape Libraries segment is a case in point. On the Company’s earnings conference call of February 14, 2012, Mr. Gervais stated that the market for the Tape Libraries products had decreased from a peak, presumably in the early 2000s, of approximately $1.5 billion annually to its present level of approximately $600 million. There were 35 industry competitors at the peak versus 8 today, which seemingly indicates that other players have made the economically rational decision to get out of this business. Qualstar’s Board, in contrast, has simply sat by with this money-losing business, offering no indication whether the segment will ever result in positive earnings, in the near-term or long-term, and just “throws good money after bad.”

On February 15, 2012 we sent a letter to the Qualstar Board, which we attached as an exhibit to our Schedule 13D filing on February 21, 2012. In the letter, we suggested three steps that the Board can and should take to maximize shareholder value.

1.	Divest the unprofitable Tape Libraries business.
2.	Distribute excess cash from the sale of marketable securities to the shareholders.
3.	Focus Qualstar’s resources on the generally profitable Power Supply business.

We also asked the Board to present a strategic turnaround plan to Qualstar’s shareholders. While developing and implementing a plan to refocus operations may take some time, the Company should immediately be returning to shareholders a majority of Qualstar’s excess cash from the sale of its marketable securities. Thus far, the Board has responded to our letter with only a terse acknowledgement of its receipt, saying it will “carefully consider” our suggestions.

We are not seeking at this time to oust the Board or change control of the Company; however, we do wish to send a strong message to the Board that shareholders are no longer satisfied with the status quo. We insist on a profitable, dynamic company that is run to generate earnings for the benefit of the shareholders.

By withholding votes for the directors at the Annual Meeting, shareholders will be voicing their dissatisfaction with the current operations of Qualstar and will be making an unmistakable call for change.

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We strongly urge all shareholders to vote “Withhold” in the election of directors at the 2012 Annual Meeting of Qualstar Shareholders to be held on March 21, 2012.

Sincerely,

Greg Heller

Senior Vice President

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WE ARE NOT REQUESTING YOUR PROXY AND NO PROXIES WILL BE ACCEPTED. PLEASE DO NOT SEND US YOUR PROXIES. SEND YOUR PROXIES TO QUALSTAR CORPORATION.

About BKF Capital Group Inc.

BKF Capital Group Inc. (OTCQB - "BKFG") is a publicly traded company focused on arranging a merger, acquisition, business combination or other arrangement with both public and private companies with unique value opportunities and/or acquiring a controlling position in such companies through equity purchases or debt financings. For additional information please visit: www.bkfcapital.com.

Contacts:

BKF Capital Group, Inc.

Greg Heller 561-362-4199 x 330

gheller@bkfcapital.com

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